Exhibit 99.1

FOR RELEASE 6:30 A.M., FRIDAY, JULY 27, 2007

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com

Medco Reports Strong Second-Quarter Earnings on Record Generic

Dispensing Rate; Nearly $4 Billion in New Business Wins, Raises Full-Year

2007 Guidance

Second-Quarter Year-Over-Year Highlights:

•	GAAP diluted EPS of $0.76, up 35.7 percent

•	Diluted EPS of $0.86, up 32.3 percent, excluding $0.10 in amortization of intangible assets

•	EBITDA per adjusted prescription of $2.55, up 18.6 percent

•	Record-high generic dispensing rate of 58.9 percent, up 5 percentage points

FRANKLIN LAKES, N.J., July 27, 2007 – Medco Health Solutions, Inc. (NYSE: MHS) today reported second-quarter 2007 GAAP diluted earnings per share of $0.76, an increase of 35.7 percent, compared to $0.56 for the second quarter of 2006. Excluding $0.10 per share in amortization of intangible assets that existed when Medco became a publicly traded company, second-quarter 2007 diluted earnings per share was $0.86. Based on strong second-quarter results, fueled by a record-high generic dispensing rate and strength in Medco’s core business, the company also raised its full-year 2007 GAAP earnings guidance estimate. The new guidance reflects growth in the range of 29 to 31 percent over 2006, excluding the 2006 legal settlements charge.

“With the acceleration of generics opportunities, increased mail penetration and strong cash flow, Medco’s second-quarter results reflect continued fundamental strength across our business,” said David B. Snow Jr., Medco chairman and CEO. “Securing nearly $4 billion in new 2008 business since the first quarter, including the Federal Employees Program, and through our partner, UnitedHealth Group, the State of New York, which is subject to approval of a negotiated contract by the New York State Comptroller, demonstrates Medco’s sustained momentum and underscores the differentiated value proposition we offer our clients and prospects.”

Second-Quarter Financial and Operational Results

Medco reported net revenues of just over $11 billion, an increase of 4.4 percent over second-quarter 2006. Net revenues increased as a result of higher volumes associated with new clients and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by a greater representation of lower cost generic drugs and, secondarily, by previously announced customer transitions.

Medco Second-Quarter 2007 Earnings

Record generic dispensing rates, which benefit clients and members and contribute to higher gross margins, resulted in a reduction of approximately $720 million in net revenues compared to the second quarter of 2006. Year to date, the higher generic dispensing rates reduced revenues by over $1.3 billion.

Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 186.2 million prescriptions, an increase of 3.7 percent from second-quarter 2006. Mail-order prescription volume of 23.5 million increased 6.3 percent when compared to second-quarter 2006. Retail prescription volume of 115.9 million increased 1.9 percent compared to second-quarter 2006. Adjusted mail-order prescriptions as a percentage of total adjusted prescriptions reached 37.7 percent, a full percentage point increase from second-quarter 2006.

Total gross margin of 6.4 percent increased 0.9 percentage points compared to the 5.5 percent reported in the second quarter of 2006. The higher gross margin is substantially attributable to a record generic dispensing rate of 58.9 percent, strong mail-order volumes, new business contributions, and greater business efficiencies. (Please see Table 6 for the calculation of adjusted prescription volume and Table 9 for generic dispensing rate information.)

Total selling, general and administrative (“SG&A”) expense was $274 million, an increase of 14.6 percent from the second quarter of 2006. This increase results primarily from employee-related costs associated with business growth across the enterprise, including higher annual incentive bonus expense resulting from Medco’s strong performance in 2007.

Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter was $474.5 million, an increase of $88.7 million, or 23.0 percent, compared to the same period last year. EBITDA per adjusted prescription in the quarter increased 18.6 percent to $2.55, compared to $2.15 in the second quarter of 2006. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income.)

Interest and other (income) expense, net, was $21.9 million for the quarter, an increase of $6.6 million from $15.3 million in second-quarter 2006. The year-over-year growth in net interest expense is largely attributable to higher debt levels from the previously announced refinancing, which was effective April 30, 2007. Proceeds of the refinancing are being used primarily to fund Medco’s share repurchase program, capital expenditures, and working capital requirements.

Net income rose to $214.9 million, up 25.7 percent from the same quarter last year. The effective tax rate for the second quarter of 2007 was 39.3 percent.

Medco generated year-to-date cash flows from operations of $676.7 million, compared to cash flows of $244.4 million for the same period in 2006, reflecting strong fundamental cash flows and the timing of client accounts receivable collections. The company closed second-quarter 2007 with $983.7 million of cash on its balance sheet.

Medco Second-Quarter 2007 Earnings

Share Repurchase Program

In conjunction with its $5.5 billion share repurchase program, Medco repurchased 8.7 million shares for $665 million during the second quarter with an average per-share cost of $76.40. From the inception of the program in 2005 through the end of second-quarter 2007, Medco has repurchased 49.3 million shares at a total cost of $3.0 billion, with an average per-share cost of $60.87.

Specialty Pharmacy Segment

Medco’s specialty pharmacy segment, Accredo Health Group, generated quarterly net revenues of nearly $1.5 billion, up 12.1 percent from $1.3 billion in the second quarter of 2006.

Operating income of $54.4 million increased 9.0 percent from $49.9 million in the second quarter of 2006. Gross margin was 8.0 percent, consistent with the first quarter of 2007 and down slightly from 8.3 percent in the second quarter of 2006 due to differences in product mix.

Medicare Programs

Medicare Program revenues totaled $3.4 billion in the quarter, compared to $3.5 billion in the second quarter of 2006 primarily reflecting the revenue impact from higher generic dispensing rates. Mail-order penetration for Medco’s Medicare Part D Prescription Drug Plan (“PDP”) increased to approximately 30 percent from 18 percent in the second quarter of 2006, and the generic dispensing rate grew to 62.9 percent compared to 58.5 percent for the second quarter of 2006.

By the end of the second quarter, Medco had almost 7.7 million Medicare-eligible members, which included 330,000 members in its Medicare Part D PDP, approximately 840,000 members through its health plan and employer PDP partners, and nearly 6.5 million Medicare-eligible members in its commercial client base. Within Medco’s PDP, the 2007 member population contains fewer dual-eligibles (Medicare/Medicaid-eligible individuals) than in 2006, resulting in a higher concentration of members financially motivated to use mail-order and generics, thus improving the overall margins.

Raised 2007 Guidance

The company has raised its guidance for 2007 GAAP diluted earnings per share to $3.11 to $3.16, up from the previous range of $3.02 to $3.07 per share. This represents growth in earnings per share of 29 to 31 percent over 2006, excluding the effect of the first-quarter 2006 legal settlements charge. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company, Medco expects 2007 diluted earnings per share in the range of $3.50 to $3.55 per share, up from the previous range of $3.40

Medco Second-Quarter 2007 Earnings

to $3.45 per share. This new range represents a 26 to 28 percent growth rate over 2006, excluding the first-quarter 2006 legal charge. (Please see Table 7 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

“Based on Medco’s continued strong financial performance, including the introduction of generic products not anticipated in our previous guidance, we are pleased to once again raise earning estimates for the year,” said JoAnn A. Reed, senior vice president, finance and chief financial officer.

In addition to the stronger earnings contribution from generics, higher-than-expected operating cash flows will result in lower interest expense for the year than previously projected. June year-to-date results reflect renewal pricing on approximately 75 percent of the $17 billion in drug spend Medco intends to renew this year, and the full-year guidance reflects the associated margin erosion. The company is also increasing the range for its 2007 effective tax rate by 1 percentage point to a revised range of 39.0 to 39.5 percent. Finally, due to the sales success that the company has experienced, specifically the large 2008 new client installations, Medco expects an increase in associated start-up costs and expenses, particularly in the fourth quarter of 2007, of approximately $25 to $30 million.

Use of Non-GAAP Measures

Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, Medco has calculated the 2006 EBITDA excluding the legal settlements charge recorded in the first quarter, as this is not considered an indicator of ongoing performance.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription is affected by the changes in prescription volumes between retail and mail-order, the relative representation of brand-name, generic and specialty drugs, as well as the level of efficiency in the business.

Medco Second-Quarter 2007 Earnings

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and enhances comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation because it results from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on July 27, 2007 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on July 27, 2007 through August 10, 2007. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 1379290.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or

Medco Second-Quarter 2007 Earnings

otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients could result in significantly decreased revenues and could harm our profitability;

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;

•	If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•

We are subject to a corporate integrity agreement that requires certain changes in our business practices, and the noncompliance with which may impede our ability to conduct business with the federal government;

•

Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;

•

Our specialty pharmacy business is dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues;

•	Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our specialty pharmacy business and Medicare Part D offerings expose us to increased credit risk;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance;

•

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases;

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business;

•	We could be required to record a material non-cash charge to income if our recorded intangible assets are impaired, or if we shorten intangible asset useful lives; and,

•

Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K, Forms 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco Second-Quarter 2007 Earnings

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Product net revenues (Includes retail co-payments of $1,887 and $1,807 in the second quarters of 2007 and 2006, and $3,874 and $3,760 in the six months of 2007 and 2006)	$10,912.3	$10,458.9	$21,938.6	$20,902.3
Service revenues	137.3	129.9	270.6	250.1

Total net revenues	11,049.6	10,588.8	22,209.2	21,152.4

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,887 and $1,807 in the second quarters of 2007 and 2006, and $3,874 and $3,760 in the six months of 2007 and 2006)	10,311.9	9,977.6	20,661.8	19,968.4
Cost of service revenues	33.1	27.7	69.1	62.2

Total cost of revenues	10,345.0	10,005.3	20,730.9	20,030.6
Selling, general and administrative expenses	274.0	239.1	522.4	635.0
Amortization of intangibles	54.6	54.6	109.3	109.3
Interest and other (income) expense, net	21.9	15.3	36.8	28.8

Total cost of operations	10,695.5	10,314.3	21,399.4	20,803.7

Income before provision for income taxes	354.1	274.5	809.8	348.7
Provision for income taxes	139.2	103.6	320.1	133.0

Net income	$214.9	$170.9	$489.7	$215.7

Basic earnings per share:
Weighted average shares outstanding	277.2	299.0	282.0	301.6
Earnings per share	$0.78	$0.57	$1.74	$0.72

Diluted earnings per share:
Weighted average shares outstanding	282.1	302.9	286.8	305.8
Earnings per share	$0.76	$0.56	$1.71	$0.71

Medco Second-Quarter 2007 Earnings

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	June 30, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$983.7	$818.5
Short-term investments	62.3	68.4
Manufacturer accounts receivable, net	1,620.7	1,531.6
Client accounts receivable, net	1,220.5	1,294.9
Inventories, net	1,574.3	1,676.8
Prepaid expenses and other current assets	275.0	273.4
Deferred tax assets	206.9	191.4

Total current assets	5,943.4	5,855.0
Income taxes receivable	218.8	212.9
Property and equipment, net	623.7	649.7
Goodwill	5,106.7	5,108.7
Intangible assets, net	2,413.8	2,523.1
Other noncurrent assets	28.8	38.7

Total assets	$14,335.2	$14,388.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,578.7	$2,884.2
Client rebates and guarantees payable	1,069.8	886.1
Accrued expenses and other current liabilities	531.0	656.2
Short-term debt	600.0	325.0
Current portion of long-term debt	—	75.3

Total current liabilities	4,779.5	4,826.8
Long-term debt, net	1,482.0	866.4
Deferred tax liabilities	1,124.6	1,161.3
Other noncurrent liabilities	142.0	30.1

Total liabilities	7,528.1	6,884.6

Total stockholders’ equity	6,807.1	7,503.5

Total liabilities and stockholders’ equity	$14,335.2	$14,388.1

Medco Second-Quarter 2007 Earnings

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Six Months Ended
	June 30, 2007	July 1, 2006
Cash flows from operating activities:
Net income	$489.7	$215.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	85.4	90.9
Amortization of intangibles	109.3	109.3
Deferred income taxes	(69.8)	(54.1)
Stock-based compensation on employee stock plans	46.5	51.1
Tax benefit on employee stock plans	59.1	39.2
Excess tax benefits from stock-based compensation arrangements	(38.7)	(21.2)
Other	25.3	21.3
Net changes in assets and liabilities:
Manufacturer accounts receivable, net	(89.1)	(74.9)
Client accounts receivable, net	51.6	(143.2)
Inventories, net	102.5	(4.8)
Prepaid expenses and other current assets	(1.3)	(96.8)
Income taxes receivable	(5.9)	—
Other noncurrent assets	10.0	15.1
Claims and other accounts payable	(305.5)	(90.9)
Client rebates and guarantees payable	183.7	32.0
Accrued expenses and other current and noncurrent liabilities	23.9	155.7

Net cash provided by operating activities	676.7	244.4

Cash flows from investing activities:
Capital expenditures	(59.4)	(56.3)
Purchases of securities and other investments	(75.1)	(58.3)
Proceeds from sale of securities and other investments	80.3	56.3

Net cash used by investing activities	(54.2)	(58.3)

Cash flows from financing activities:
Proceeds from long-term debt	1,000.0	—
Repayments on long-term debt	(456.5)	(37.7)
Proceeds under accounts receivable financing facility	275.0	—
Debt issuance costs	(1.6)	—
Purchase of treasury stock	(1,447.2)	(753.4)
Excess tax benefits from stock-based compensation arrangements	38.7	21.2
Proceeds from employee stock plans	134.3	104.3

Net cash used by financing activities	(457.3)	(665.6)

Net increase (decrease) in cash and cash equivalents	165.2	(479.5)
Cash and cash equivalents at beginning of period	818.5	888.2

Cash and cash equivalents at end of period	$983.7	$408.7

Medco Second-Quarter 2007 Earnings

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Six Months Ended, July 1, 2006		Full Year Ended December 30, 2006
	Net Income	Net Income per Diluted Share	Net Income	Net Income per Diluted Share
Reconciliation of 2006 legal settlements charge:
As reported	$215.7	$0.71	$630.2	$2.09
Legal settlements charge (1)	99.9	0.32	99.9	0.33

Excluding the legal settlements charge	$315.6	$1.03	$730.1	$2.42

(1)	Represents the after-tax effect of a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

Table 5.

	Quarters Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Earnings Per Share Reconciliation:
Net income per diluted share, excluding the 2006 legal charge (1)	$0.76	$0.56	$1.71	$1.03
Adjustment for the amortization of intangible assets	0.10	0.09	0.19	0.18

Adjusted net income per diluted share, excluding the legal charge	$0.86	$0.65	$1.90	$1.21

(1)	Please refer to Table 4 for reconciliation of the legal settlements charge.

Medco Second-Quarter 2007 Earnings

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 6.

	Quarters Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
EBITDA Reconciliation:
Net income	$214.9	$170.9	$489.7	$215.7
Add:
Interest and other (income) expense, net	21.9	15.3	36.8	28.8
Provision for income taxes	139.2	103.6	320.1	133.0
Depreciation expense	43.9	41.4	85.4	90.9
Amortization expense	54.6	54.6	109.3	109.3

EBITDA	$474.5	$385.8	$1,041.3	$577.7
2006 legal settlements charge (1)	—	—	—	162.6

EBITDA, excluding the 2006 legal settlements charge	$474.5	$385.8	$1,041.3	$740.3

Claims Detail:
Prescriptions administered
Mail-order	23.5	22.1	47.0	44.1
Retail	115.9	113.7	235.4	231.7

Total	139.4	135.8	282.4	275.8
Adjusted prescriptions (2)	186.2	179.6	375.7	363.1

EBITDA per adjusted prescription	$2.55	$2.15	$2.77	$1.59

EBITDA per adjusted prescription, excluding the 2006 legal settlements charge	$2.55	$2.15	$2.77	$2.04

(1)	Represents a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.
(2)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco Second-Quarter 2007 Earnings

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 7.

	Full Year ended December 30, 2006 (1)	Estimated Full Year Ended December 29, 2007
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
Net income per diluted share	$2.42	$3.11	$3.16
Adjustment for the amortization of intangible assets	0.36	0.39	0.39

Adjusted net income per diluted share	$2.78	$3.50	$3.55

2007 net income per diluted share growth over 2006 (1)		29%	31%
2007 adjusted net income per diluted share growth over 2006 (1)		26%	28%

(1)	Full Year 2006 excludes the legal settlements charge of $0.33 cents per share. Please refer to table 4 for reconciliation of the legal charge.

Table 8.

	June 30, 2007	December 30, 2006
Balance Sheet Debt:
Term loans	$1,000.0	$456.3
Senior notes	497.2	497.0
Accounts receivable financing facility	600.0	325.0
Fair value adjustment for interest rate swap agreements	(15.2)	(11.9)
Other notes payable	—	0.3

Total debt	$2,082.0	$1,266.7

Table 9.

	Quarters Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Product Revenue Information
Retail product (1)	$6,603.3	$6,453.1	$13,315.6	$12,874.1
Mail-order product	4,309.0	4,005.8	8,623.0	8,028.2

Total product net revenues (1)	$10,912.3	$10,458.9	$21,938.6	$20,902.3

Generic Dispensing Rate Information
Retail generic dispensing rate	60.8%	56.0%	60.5%	55.9%
Mail-order generic dispensing rate	49.9%	43.1%	49.1%	42.7%

Overall generic dispensing rate	58.9%	53.9%	58.6%	53.8%

Depreciation Information
Cost of revenues depreciation	$14.8	$10.8	$25.3	$24.2
Selling, general and administrative expenses depreciation	29.1	30.6	60.1	66.7

Total depreciation	$43.9	$41.4	$85.4	$90.9

(1)	Includes retail co-payments of $1,887 million and $1,807 million for the second quarters of 2007 and 2006, and $3,874 million and $3,760 million for the six months of 2007 and 2006, respectively.